EXHIBIT 5.2

Peccole Professional Park 10080 West Alta Drive, Suite 200 Las Vegas, Nevada 89145 702.385.2500 fax 702.385.2086 hutchlegal.com

October 19, 2022

Nevada Power Company
6226 West Sahara Avenue
Las Vegas, NV 89146

RE:     Nevada Power Company, a Nevada corporation
Ladies and Gentlemen:
We have acted as special Nevada counsel to Nevada Power Company, a Nevada corporation (the “Opinion Party”), in connection with the issuance by the Opinion Party of $400,000,000.00 aggregate principal amount of the Opinion Party’s 5.90% General and Refunding Mortgage Notes, Series GG, due 2053 (the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated October 17, 2022 among the Opinion Party and the several underwriters named therein (the “Underwriting Agreement”) and a prospectus dated October 15, 2019, as supplemented by a prospectus supplement dated October 17, 2022.
On October 15, 2019, the Opinion Party filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 (File No. 333-234207) (the “Registration Statement”) for the registration of securities, including the Securities, under the Securities Act, and the offer and sale thereof from time to time in accordance with Rule 415 of the rules and regulations of the Commission thereunder and for the qualification of the Indenture (as defined below) under the United States Trust Indenture Act of 1939, as amended. The Opinion Party filed a new Form S-3 registration statement (File No. 333-267865) with the Commission on October 13, 2022.
The Securities will be issued pursuant to the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof, including by the Officer’s Certificate dated October 19, 2022 as to the Securities (the “Officer’s Certificate”) establishing the terms of the Securities (as so amended and supplemented, the “Indenture”), between the Opinion Party and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of: (i) the Indenture; (ii) the Officer’s Certificate; (iii) the Opinion Party’s Restated Articles of Incorporation, dated July 28, 1999; (iv) the Opinion Party’s Amended and Restated By-Laws, dated December 27, 2017; (v) the Statement of Unanimous Written Consent to Action Taken in Lieu of a Meeting of the Board of Directors of the Opinion Party, dated October 10,

2022; (vii) the Company Order of the Opinion Party, dated October 19, 2022, and issued pursuant to Sections 1.04, 4.01(e), and 4.02(b)(i) of the Indenture; (viii) the Officer’s Certificate dated October 19, 2022, and issued pursuant to Sections 1.04, 2.01, 3.01, 4.01(a), and 4.02(b)(i) of the Indenture; (ix) the Certificate of Existence with Status in Good Standing with respect to the Opinion Party, dated October 13, 2022, issued by the Secretary of State of the State of Nevada; and (x) the Underwriting Agreement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Opinion Party and such agreements, certificates of public officials, certificates of officers or other representatives of the Opinion Party and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Opinion Party and others.
In rendering the opinions set forth below, we have also assumed that, at or prior to the time of issuance and delivery, the Securities have been registered by the paying agent and security registrar of such Securities and that the Securities have been issued in accordance with the terms of the Underwriting Agreement.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:
1.The Opinion Party is validly existing under the laws of its jurisdiction of incorporation and has all requisite power to execute, deliver, and perform its obligations under the Indenture and the certificates evidencing the Securities; and
2.The Securities have been duly authorized by all necessary corporate or other action.
We disclaim any undertaking to advise you of any changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date of this opinion letter.
While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal or state securities laws related to the issuance and sale of the Securities.
We hereby consent to the filing of this opinion as an exhibit to the Opinion Party’s Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the prospectus supplement dated October 17, 2022. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hutchison & Steffen, PLLC
HUTCHISON & STEFFEN, PLLC

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